Filed Pursuant to Rule 433

Free Writing Prospectus dated April 10, 2018

Relating to Preliminary Prospectus Supplement dated April 9, 2018

Registration Statement No. 333-223730

Explanatory Note

This free writing prospectus is being distributed in order to update the “Summary – Recent Developments – HNA Share Repurchase” section of the preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Hilton Worldwide Holdings Inc. (the “Company” or the “issuer”), and other disclosure contained elsewhere in the Preliminary Prospectus Supplement, since the date the Company filed the Preliminary Prospectus Supplement on April 9, 2018.

Concurrent Share Repurchase

The Preliminary Prospectus Supplement previously disclosed that the Company agreed to repurchase from the selling stockholder 10,000,000 shares of the Company’s common stock. In addition, the Company had the right to increase the number of shares repurchased, up to an aggregate of 16,500,000 shares, by providing notice to the selling stockholder prior to the pricing of the offering to which the Preliminary Prospectus Supplement relates. On April 10, 2018, the Company elected to repurchase from the selling stockholder an additional 6,500,000 shares of the Company’s common stock for an aggregate of 16,500,000 shares to be repurchased.

Pricing of the Public Offering

The number of shares of the Company’s common stock offered by the selling stockholder is 60,000,000. In addition, the selling stockholder has granted the underwriters the option to purchase up to an additional 6,000,000 shares. The public offering price of the shares offered and sold by the selling stockholder in the offering to which the Preliminary Prospectus Supplement relates is $73.00 per share.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526, J.P. Morgan Securities LLC at 1-866-803-9204, Deutsche Bank Securities at 1-800-503-4611, BofA Merrill Lynch at 1-800-294-1322 or Morgan Stanley at 1-866-718-1649.